Exhibit 5.1

February 5, 2010

World Heart Corporation

4750 Wiley Post Way

Suite 120

Salt Lake City, UT 84116

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by World Heart Corporation, a Delaware corporation (the “Company”), of a post-effective amendment (the “Post-Effective Amendment”) with the Securities and Exchange Commission amending the registration statement on Form S-3, File No. 333-155129 (together with the Post-Effective Amendment, the “Registration Statement”), including a related prospectus (the “Prospectus”), covering the registration for resale of 12,925,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), held by certain selling stockholders identified in the Prospectus, including 58,333 shares of Common Stock issued upon the exercise of warrants held by such selling stockholders (the “Shares”), and up to 25,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by such selling stockholders (the “Warrants”).  The Registration Statement was initially filed with the Securities and Exchange Commission by World Heart Corporation, a corporation incorporated and existing under the federal jurisdiction of Canada (“World Heart Canada”), which on January 1, 2010 domesticated to Delaware pursuant to the procedures set forth in Section 388 of the General Corporation Law of the State of Delaware (the “Delaware Domestication”).  The Company is now filing the Post-Effective Amendment to expressly adopt the balance of the Registration Statement as its own for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 and to reflect the completion of the Domestication.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, the Company’s Certificate of Domestication (the “Certificate of Domestication”), the Company’s Certificate of Incorporation (the “Certificate of Incorporation,” and together with the Certificate of Domestication, the “Delaware Filings”), the Company’s Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. With regard to the Warrant Shares, we have assumed that at the time of issuance or sale, a sufficient number of shares of Common Stock are authorized and available for issuance.

In rendering this opinion, we have relied on the opinion of McCarthy Tétrault LLP, dated November 5, 2008, which was filed as Exhibit 5.1 to the Registration Statement, addressing the

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issuance and sale of the common shares of World Heart Canada, including the common shares of World Heart Canada issuable upon the exercise of the Warrants, prior to the Delaware Domestication.  We have also assumed that (1) immediately prior to the effective time of the Delaware Filings, World Heart Canada was a duly incorporated and validly existing corporation of Canada in good standing under the laws thereof, and that each outstanding common share of World Heart Canada was a duly authorized, validly issued, fully paid and non-assessable share of World Heart Canada under the CBCA and the other laws of Canada, (2) World Heart Canada had full corporate power and authority to domesticate to Delaware pursuant to the procedures set forth in Section 388 of the General Corporation Law of the State of Delaware, (3) the Delaware Domestication was validly authorized by all necessary corporate action of World Heart Canada as required pursuant to the Canada Business Corporations Act (the “CBCA”) and other applicable laws of Canada, (4) all necessary action had been taken under the CBCA and other applicable laws of Canada to authorize the Delaware Domestication, and (5) World Heart Canada and the Company have filed all notices, reports, documents or other information required to be filed by them pursuant to, and have obtained any and all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations or qualifications required to be obtained under, and have otherwise complied with all requirements of, the CBCA and other applicable laws of Canada in connection with the consummation of the Delaware Domestication.  We have not made any separate investigation of the laws of Canada and no opinion is expressed herein with respect thereto.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been duly authorized and validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Mark Weeks
Mark Weeks